UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  December 12, 2012

Aastrom Biosciences, Inc.

(Exact name of registrant as specified in its charter)

Michigan	0-22025	94-3096597
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

24 Frank Lloyd Wright Drive, P.O. Box 376, Ann Arbor, Michigan	48106
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (800) 556-0311

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective as of December 14, 2012, Daniel Orlando will assume the position of interim Chief Executive Officer and President of Aastrom Biosciences, Inc. (the “Company”) and Tim M. Mayleben, who announced his retirement in October 2012, will step down from his role as the Chief Executive Officer and President.  Mr. Mayleben will continue as a member of the Board of Directors and will continue to be available as a consultant to assist with management transition issues.

Mr. Orlando’s Employment Terms

Mr. Orlando has been serving as Chief Commercial Officer of the Company since August 27, 2012, and, prior to joining the Company, worked with Takeda Pharmaceuticals for over 13 years in executive leadership positions in marketing, sales and business development, most recently as vice president, business development for North and South America. Prior to his tenure with Takeda Pharmaceuticals, he worked at Abbott Laboratories for more than 11 years in progressive sales and marketing roles.

Pursuant to an employment offer letter between the Company and Mr. Orlando, dated August 20, 2012 (the “Employment Agreement”), Mr. Orlando will receive an initial annual base salary of $285,000 and his base salary shall be reviewed annually by the Company.  Under the Employment Agreement, Mr. Orlando will also be eligible to receive cash incentive compensation as determined by the Company.  Mr. Orlando’s target annual incentive compensation shall be 40% of his then-current base salary.  Under the Employment Agreement, from time to time and at the discretion of management and the Company’s Board of Directors, the Company may grant to Mr. Orlando options to purchase shares of the Company’s common stock pursuant to the Company’s equity plan.

Mr. Orlando is also entitled to continued participation in the Company-sponsored group health, dental and vision programs, as those plans may be amended from time to time.  In addition, during his employment and after termination of the Employment Agreement, Mr. Orlando has agreed to keep the Company’s confidential information in confidence and trust and has agreed not to use or disclose such confidential information without the Company’s written consent except as necessary in the ordinary course of performing his duties to the Company.

The Employment Agreement contains other customary terms and conditions. The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the actual Employment Agreement which is attached as Exhibit 10.1 to this Current Report on Form 8-K, and is incorporated herein by reference.

Mr. Mayleben’s Resignation Agreement

In connection with his resignation, Mr. Mayleben has entered into a Resignation Agreement with the Company, effective as of December 14, 2012, to provide for a management transition period from December 14, 2012 through May 31, 2013. The Company has determined that the Resignation Agreement was desirable in order to better assure that the transition from Mr. Mayleben to Mr. Orlando will go as smoothly as possible. During this period, Mr. Mayleben will act as a consultant to the Company and not as an employee.

Under the Resignation Agreement, Mr. Mayleben agrees to provide consulting services as requested by the Board of Directors and to continue to serve as a member of the Company’s Board of Directors for at least the duration of his current term, which expires at the Company’s 2013 Annual Meeting of Shareholders, and the Company agrees to pay Mr. Mayleben his reasonable business and travel expenses incurred in connection with such services, consistent with the Company’s policies on expense reimbursement, and up to $150,000 upon completion of certain business milestones.  The Resignation Agreement also provides for: (i) continued vesting by Mr. Mayleben in 50 percent of his unvested options in accordance to their terms through May 31, 2013; (ii) Mr. Mayleben’s rights to exercise his vested options through May 31, 2013; (iii) Mr. Mayleben’s forfeiture of any rights to any unissued ownership or other interests in the Company, including to any restricted stock units; and (iv) mutual releases of claims by each of Mr. Mayleben and the Company.

Item 7.01 Regulation FD Disclosure.

On December 12, 2012, we issued a press release announcing the executive management transition process, as set forth in Item 5.02 of this Current Report on Form 8-K.  A copy of the press release is attached hereto as Exhibit 99.1.

Pursuant to General Instruction B.2 of Form 8-K, this information filed under this item number and Exhibit 99.1 are not deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall this item number and Exhibit 99.1 be incorporated by reference into our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, except as expressly set forth by specific reference in such future filing.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Employment Agreement with Daniel Orlando, dated August 20, 2012.

99.1	Press Release dated December 12, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Aastrom Biosciences, Inc.

Date: December 12, 2012	By:	/s/ Brian D. Gibson
Name: Brian D. Gibson
Title: Vice President, Finance

Exhibit Index

Exhibit No.	Description

10.1	Employment Agreement with Daniel Orlando, dated August 20, 2012.
99.1	Press Release dated December 12, 2012.